Exhibit 10.2

[Date]

[Name]

[Address]

Dear [Name]:

In consideration of the mutual promises, covenants and obligations contained herein, this Severance Agreement is entered into between you and Gentiva Health Services, Inc., a Delaware corporation (the “Company”):

1.	(a) This Severance Agreement replaces in its entirety the Severance Agreement dated as of between you and the Company, which is hereby terminated.

(b) Your employment with the Company will be as an employee at will. Your status as an officer of the Company will be determined by the Board of Directors of the Company in accordance with the By-Laws of the Company.

2.	Should the Company terminate your employment other than for cause (as hereinafter defined), you will be entitled to the following severance benefits, which are expressly conditioned upon your compliance with the terms set forth in paragraph 4 of this Severance Agreement:

(a) The Company will pay to you an amount equal to the sum of: (i) your then current base salary, and (ii) your target annual bonus, if any, for the year that includes your termination of employment, with such amount payable to you in substantially equal bi-weekly installments (or such other regular payroll cycle in use by the Company at the time your employment terminates) over the twelve (12) month period beginning on the day following your termination of employment (the “Severance Period”); provided, however, that any amount otherwise payable to you prior to sixty (60) days after such termination of employment shall be paid, subject to paragraph 6 below, on the sixtieth (60th) day following your termination of employment.

(b) The Company will pay to you, subject to paragraph 6 below, (i) any base salary earned, accrued or owing to you through the date of your termination of employment, which will be paid in accordance with the standard payroll practices of the Company, (ii) any individual bonuses or individual incentive compensation not yet paid, but due and payable under the Company’s plans or arrangements for years prior to the year of your termination of employment, which will be paid no later than the time such amounts are paid to active employees in accordance with the terms of the applicable plans or arrangements, and (iii) base salary in lieu of any unused paid time off (“PTO”) in accordance with the Company’s general PTO policy, which will be paid ten (10) business days after the date of your termination of employment.

(c) You will be entitled to a pro rata share of any individual annual cash incentive bonus or individual annual cash incentive compensation under the Company’s plans or arrangements for the year of your termination of employment based on the portion of such year that you were employed by the Company; provided, however, that the payment of the bonus or incentive compensation will continue to be subject to the attainment of performance goals as specified in the applicable plans or arrangements, which amounts, if any, would be paid no later than the time such amounts are paid to active employees in accordance with the applicable terms of the plans or arrangements.

(d) Your medical/prescription/dental/vision benefits will be continued until the end of the Severance Period or until similar benefits become available to you from a new employer, whichever comes first. Such benefits continuation shall be on the same basis as if you had continued in the employ of the Company (e.g., including any required associate contributions) during that period adjusted for any plan changes. Any continuation of your medical/prescription/dental/vision benefits pursuant to this subparagraph (d) will be deemed to run concurrently with the continuation period federally mandated by the Consolidated Omnibus Budget Reconciliation Act of 1985, as amended (“COBRA”), or any other legally mandated and applicable federal, state, or local coverage period for benefits provided to terminated employees under a health care plan.

(e) You will be entitled to outplacement services with an outplacement firm of your choice for up to twelve (12) months or until you obtain comparable employment (as determined by the Company), whichever is shorter; provided, however, that (i) you must select an outplacement firm and commence the outplacement services no more than ninety (90) days following your termination of employment, (ii) such outplacement services must be reasonable and commensurate with your position with the Company (as determined by the Company), and (iii) in no event, will the aggregate amount the Company incurs to provide such outplacement services exceed more than thirty thousand dollars ($30,000).

For purposes of this Severance Agreement, the term “cause” shall mean the following: your conviction for any felony; any act of willful fraud, dishonesty or moral turpitude; controlled substance abuse; abuse of alcohol or drugs which interferes with or affects your responsibilities to the Company or which reflects negatively upon the integrity or reputation of the Company; gross negligence which is materially injurious to the Company; any violation of any express written directions or any reasonable written policy or procedure established by the Company from time to time regarding the conduct of its business; or any violation by you of any material term and condition of this Severance Agreement.

3.	Upon a material reduction in your current base salary, as the same may be increased from time to time, which is not part of a general salary reduction for a majority of salaried employees of the Company and to which you do not consent in writing, you will have the right (subject to the notice and cure provisions below) to resign and receive the severance benefits described above, with your severance payments based on your salary prior to it having been reduced. In order to exercise this right you must have given written notice to the Company of the reduction in base salary within sixty (60) days after it is so reduced, and the Company must not have remedied the base salary reduction within the thirty (30) day period after receipt of such written notice; provided further, however, that any termination of employment by you under this paragraph 3 must occur not later than one (1) year following the initial existence of the base salary reduction giving rise to your right to terminate under this paragraph 3.

4.

Should the Company terminate your employment other than for “cause” (as defined in paragraph 2 of this Severance Agreement) or should you terminate your employment pursuant to paragraph 3 above, you also agree that your receipt of the severance payments and benefits provided for herein is expressly conditioned upon (i) your complying with the terms and conditions of the applicable Executive Non-Solicitation, Non-Competition and Confidentiality Agreement between the Company and you, and (ii) your execution and delivery within fifty (50) days after termination of your employment of, and your failure to revoke within the statutory revocation period, the General Release Agreement, the form of which is attached hereto as Exhibit A. You acknowledge and agree that the terms and conditions of the aforesaid Executive Non-Solicitation, Non-Competition and Confidentiality Agreement will remain in full force and effect after the termination of your employment for any reason even if you choose not to execute the aforesaid General Release Agreement. You further acknowledge that, in the event that the Georgia Court of Appeals and/or the Georgia Supreme Court determines that O.C.G.A. 13-8-50 et seq. is valid or in the event that a statute similar to O.C.G.A. 13-8-50 et seq. is passed into law in Georgia, the Company will require you to enter into a new and expanded Executive Non-Solicitation, Non-Competition and Confidentiality Agreement which will comport with the increased permissible scope of O.C.G.A. 13-8-50 et seq. or such similar statute that is passed into law in Georgia and that such new Executive Non-Solicitation, Non-Competition and Confidentiality Agreement will replace and supersede your existing agreement with the Company.

5.	This Severance Agreement may be amended only by a written instrument signed by the Company and you. Except with respect to your Change in Control Agreement with the Company, your Indemnification Agreement with the Company and any other agreement between the Company and you specifically referenced herein and intended to continue beyond the execution of this Severance Agreement, this Severance Agreement shall constitute the entire agreement between the Company and you with respect to the subject matter hereof and supersedes any other severance or separation pay plan or policy that would otherwise apply to you. This Severance Agreement shall be governed by the laws of the State of Georgia, without regard to the principles of conflict of laws thereof. This Severance Agreement shall be binding upon and inure to the benefit of the parties hereto and their respective successors, heirs (in your case) and assigns.

6.	(a) It is intended that this Severance Agreement will comply with Section 409A of the Internal Revenue Code of 1986, as amended (the “Code”) (and any regulations and guidelines issued thereunder) to the extent the Severance Agreement is subject thereto, and the Severance Agreement shall be interpreted on a basis consistent with such intent.

(b) If an amendment of the Severance Agreement is necessary in order for it to comply with Section 409A, the parties hereto will negotiate in good faith to amend the Severance Agreement in a manner that preserves the original intent of the parties to the extent reasonably possible.

(c) Notwithstanding any provision to the contrary in this Severance Agreement, if you are deemed on the date of your “separation from service” (within the meaning of Treas. Reg. Section 1.409A-1(h)) to be a “specified employee” (within the meaning of Treas. Reg. Section 1.409A-1(i)), then with regard to any payment that is required to be delayed pursuant to Section 409A(a)(2)(B) of the Code, such payment shall not be made prior to the earlier of (i) the expiration of the six (6)-month period measured from the date of your “separation from service,” or (ii) the date of your death (the “Delay Period”). Upon the expiration of the Delay Period, all payments delayed pursuant to this paragraph 6 (whether they would have otherwise been payable in a single sum or in installments in the absence of such delay) shall be paid to you in a lump sum, and any remaining payments due under this Severance Agreement shall be paid in accordance with the normal payment dates specified for them herein.

(d) Notwithstanding any provision of this Severance Agreement to the contrary, your employment will be deemed to have terminated on the date of your “separation from service” (within the meaning of Treas. Reg. Section 1.409A-1(h)) with the Company.

(e) Wherever payments under this Severance Agreement are to be made in installments, each such installment shall be deemed to be a separate payment for purposes of Section 409A. For purposes of this Severance Agreement, each payment is intended to be excepted from Section 409A to the maximum extent provided under Section 409A as follows: (i) each payment that is scheduled to be made following your termination date and within the applicable 2-1/2 month period specified in Treas. Reg. Section 1.409A-1(b)(4) (i.e., generally March 15th of the calendar year following the calendar year in which you terminated employment) is intended to be excepted under the short-term deferral exception as specified in Treas. Reg. Section 1.409A-1(b)(4); (ii) post-termination medical benefits are intended to be excepted under the medical benefits exception as specified in Treas. Reg. Section 1.409A-1(b)(9)(v)(B); (iii) post-termination outplacement expenses are intended to be excepted under the outplacement expenses exception specified in Treas. Reg. Section 1.409A-1(b)(9)(v)(A); and (iv) each payment that is not otherwise excepted under the short-term deferral exception, medical benefits exception or outplacement expenses exception is intended to be excepted under the involuntary separation pay exception as specified in Treas. Reg. Section 1.409A-1(b)(9)(iii).

(f) With respect to any reimbursement or in-kind benefit arrangements of the Company provided for herein that constitute deferred compensation for purposes of Section 409A, the following conditions will be applicable: (i) the amount eligible for reimbursement, or in-kind benefits provided, under any such arrangement in one calendar year may not affect the amount eligible for reimbursement, or in-kind benefits to be provided, under such arrangement in any other calendar year (except that health and dental plans may impose a limit on the amount that may be reimbursed or paid if such limit is imposed on all participants), (ii) any reimbursement must be made on or before the last day of the calendar year following the calendar year in which the expense was incurred, and (iii) the right to reimbursement or in-kind benefits is not subject to liquidation or exchange for another benefit.

(g) No action or failure to act, pursuant to this paragraph 6 shall subject the Company to any claim, liability, or expense, and the Company shall not have any obligation to indemnify or otherwise protect you from the obligation to pay any taxes pursuant to Section 409A.

Sincerely,

By:
[Name]
[Authorized Officer Title]

Agreed to and Accepted by:

[ ]
[Name of Executive]	Date

EXHIBIT A

GENERAL RELEASE

1) I, [Name of Executive], understand that, in order to receive the severance package contained in Section 2 of the Severance Agreement between Gentiva Health Services, Inc. and me dated as of                      (the “Severance Agreement”) which I would not otherwise receive or be entitled to, I have been requested to sign this General Release. I further understand that by signing this General Release, I am waiving my right to raise any claims against Gentiva Health Services, Inc. (“Gentiva” or “the Company”) and other Releasees (as defined below) under federal, state and/or local law.

2) General Release

I hereby agree to release and forever discharge the Company, its subsidiaries and affiliates, and its and their directors and officers, predecessors, employees, agents, successors and assigns (collectively “Releasees”) from any and all actions or causes of action, suits, claims, charges, complaints, contracts and promises whatsoever, in law or equity which I, my heirs, assigns and any personal or legal representatives have or may have against any of the Releasees including all unknown, undisclosed and unanticipated losses, wrongs, injuries, debts, claims and/or damages arising out of or in any way connected with my employment with the Company or its subsidiaries and the cessation of such employment. This shall include but not be limited to any alleged violation of Title VII of the Civil Rights Act of 1964, Section 1981 et seq. of Title 42 of the United States Code, the Employee Retirement Income Security Act of 1974, the Americans with Disabilities Act of 1990, the Age Discrimination in Employment Act of 1967, the Fair Labor Standards Act, the Occupational, Safety and Health Act, Executive Law Section 290 et seq., each of the foregoing as amended, and any and all other Federal, State or local civil or human rights laws, or any other alleged violation of any local, State or Federal law, regulation or ordinance, and/or public policy, contract or tort or common-law claim having any bearing whatsoever on the terms and conditions and/or cessation of my employment with the Company and its subsidiaries which I now have or shall have as of the date of this General Release.

This General Release does not constitute a waiver of my right to bring action against the Company to enforce the terms and provisions of the Severance Agreement.

This General Release does not constitute a waiver of my prior indemnification rights, if any, should I be ordered to appear as a witness or made a defendant in any litigation regarding matters or actions taken within the scope of my responsibilities as an employee of the Company.

3) Not A Waiver of Vested Benefits

This General Release shall not constitute a waiver of (i) my right to benefits which have vested on or prior to the date of termination of my employment or the terms of any applicable employee benefit plan, or (ii) my unreimbursed business expenses properly incurred prior to the date my employment was terminated in accordance with Company policy.

4) Covenant Not to Sue

I agree that I will not file, charge (except that I may file a charge with the Equal Employment Opportunity Commission alleging age discrimination), claim, sue or cause or permit to be filed any civil action, suit or legal proceeding seeking personal equitable or monetary relief for me in connection with any matter occurring at any time in the past concerning my employment relationship with the Company, up to and including the date of this General Release, or involving any continuing effects of any acts or practices which may have arisen or occurred on or prior to the date of this General Release. I further agree that should any person, organization, or other entity file, charge, claim, sue, or cause or permit to be filed any civil action, suit or legal proceeding involving any matter occurring at any time in the past, I will not seek or accept any personal relief in such civil action, suit or legal proceeding. Nothing in this Section 4 shall limit my right to cooperate with the Equal Employment Opportunity Commission (“EEOC”) in an investigation of a charge of age discrimination, including a charge filed with the EEOC filed by me.

5) Non-Disclosure of Terms

I hereby agree that I shall not directly or indirectly publish the terms or conditions of this General Release nor discuss or make any statements with regard to such terms or conditions except to my personal lawyer or as required by law.

6) Governing Law and Interpretation

This General Release shall be governed by and construed in accordance with the laws of the State of Georgia without regard to its conflict of laws provisions. Should any provision of this General Release be declared illegal or unenforceable by any court of competent jurisdiction, and cannot be modified to be enforceable, such provision shall immediately become null and void, leaving the remainder of this General Release in full force and effect. However, if the release portion is held invalid or unenforceable by a court of competent jurisdiction or any governmental agency, or I exercise my right to revoke as set forth in Section 8 below, then I agree to immediately return to the Company any payment I received as part of the severance package and the Company shall have no further obligation under the Severance Agreement.

7) Entire Agreement; Amendment

This General Release, the Severance Agreement, the applicable Indemnification Agreement and the applicable Executive Non-Solicitation, Non-Competition and Confidentiality

Agreement set forth the entire agreement between the parties hereto and shall supersede any and all prior understandings between the parties, except to the extent as set forth in the Severance Agreement. This General Release may not be amended except by a written agreement signed by both parties to the Severance Agreement.

8) Effective Date; Right to Revoke

I understand that I have been provided the opportunity to review this General Release for a period of twenty-one (21) days. I understand that this General Release shall not become effective or enforceable until the expiration of seven (7) days following the date on which I first execute this General Release. I also understand that I have the right to revoke this General Release within seven (7) days of when I sign this General Release and that such revocation shall not be effective unless each of the following conditions has been met:

(a) the revocation is made in writing addressed to the Company and includes the statement, “I hereby revoke my agreement to the General Release and the terms and conditions set forth in the Severance Agreement.”

(b) such written revocation is delivered either by hand to the office of the General Counsel of Gentiva Health Services, Inc. or by mail with a postmark dated before the end of the seven (7) day revocation period, such mail to be certified, return receipt requested.

I HAVE READ AND CONSIDERED THE TERMS AND CONDITIONS CONTAINED IN THIS GENERAL RELEASE. I UNDERSTAND THAT MY RIGHT TO RECEIVE THE SEVERANCE PACKAGE IN ACCORDANCE WITH THE SEVERANCE AGREEMENT IS SUBJECT TO THE TERMS AND CONDITIONS SET FORTH IN THIS GENERAL RELEASE AND THAT I WOULD NOT RECEIVE SUCH BENEFITS BUT FOR MY EXECUTION OF THIS GENERAL RELEASE. I ALSO UNDERSTAND THAT BY EXECUTING THIS GENERAL RELEASE, I WILL BE WAIVING MY RIGHTS UNDER FEDERAL, STATE AND LOCAL LAW TO BRING ANY CLAIMS THAT I HAVE OR MIGHT HAVE AGAINST ANY RELEASEES (AS DEFINED ABOVE). I HAVE BEEN AFFORDED AT LEAST TWENTY-ONE (21) DAYS TO CONSIDER THIS GENERAL RELEASE AND HAVE BEEN ADVISED IN WRITING TO CONSULT WITH AN ATTORNEY PRIOR TO EXECUTING THIS GENERAL RELEASE.

IN WITNESS WHEREOF, I have executed this General Release as of the date set forth below.

Signed:

Date: